Exhibit (a)(1)-4

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Units (as defined below). The Offer (as defined below) is being made solely by the Offer to Purchase, dated January 8, 2004 and the related Agreement of Sale, and any amendments or supplements thereto, and is being made to holders of Units and is not being made to, nor will tenders be accepted from or on behalf of, holders of Units residing in any jurisdiction in which making or accepting the offer would violate that jurisdiction's laws. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
               UP TO 50,000 UNITS OF LIMITED PARTNERSHIP INTEREST

                                       OF

                        WESTIN HOTELS LIMITED PARTNERSHIP

                                       AT

                                $725.00 PER UNIT

                                       BY

                              KALMIA INVESTORS, LLC
                       MERCED PARTNERS LIMITED PARTNERSHIP
                               SMITHTOWN BAY, LLC
                         GLOBAL CAPITAL MANAGEMENT, INC.
                               JOHN D. BRANDENBORG
                                 MICHAEL J. FREY

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FEBRUARY 9, 2004, UNLESS THE OFFER IS EXTENDED.

     Kalmia Investors, LLC, a Delaware limited liability company ("Kalmia" or the "Purchaser"), and Merced Partners Limited Partnership, Smithtown Bay, LLC, Global Capital Management, Inc., John D. Brandenborg and Michael J. Frey, are offering to purchase up to 50,000 units of limited partnership interests of Westin Hotels Limited Partnership, a Delaware Limited Partnership (the "Partnership"), at a purchase price of $725.00 per Unit, net to the seller in cash (the "Offer Price"), without interest, upon the terms and subject to the conditions described in the Offer to Purchase and in the related Agreement of Sale (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"). Unitholders who tender their Units will not be obligated to pay the $50.00 transfer fee per transferring Unitholder charged by the Partnership, as this cost will be borne by the Purchaser. The Offer will expire at 5:00 p.m., Eastern Time, on February 9, 2004, or such other date to which the Offer may be extended (the "Expiration Date"). If the Purchaser purchases all 50,000 Units for which it has made the Offer, the Purchaser will become the holder of a majority of the Units, which will give it the ability to control many decisions of the Unitholders.

     If more than 50,000 Units are validly tendered and not withdrawn, and all conditions of the Offer are satisfied or waived, the Purchaser will accept up to 50,000 Units for purchase from the Unitholders. For each Unitholder, the Purchaser will accept for payment a prorated number of Units so tendered, disregarding any fractional Units.

     Payment for all validly tendered Units that are not properly withdrawn prior to the Expiration Date, and not otherwise subject to proration, shall be paid to tendering Unitholders by the Purchaser in accordance with the terms and conditions of the Offer. The Purchaser has filed a Schedule TO with the United States Securities and Exchange Commission in connection with the Offer. All of the information contained in the Purchaser's filing on Schedule TO and the exhibits thereto are incorporated herein by reference.

     The Offer is also subject to certain other conditions contained in the Offer to Purchase. See "Section 1. Terms of the Offer" and "Section 13. Certain Conditions of the Offer" of the Offer to Purchase, which describe in full the conditions to the Offer. The Offer is not contingent on any financing condition.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment Units validly tendered and not properly withdrawn pursuant to the Offer when all conditions of the Offer have been satisfied or waived. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will be made as promptly as practicable after the expiration of the Offer and the Partnership has registered the transfers of the tendered Units that the Purchaser shall have accepted for payment on its books and records and the Purchaser is recognized by the Partnership as a Substituted Limited Partner in respect of all such Units with full voting rights and rights to distributions (See "Section 2. Acceptance for Payment and Payment for Units" and Section 13 ("Certain Conditions of the Offer")). Sections 11.01 and 11.02 of the Partnership's Limited Partnership Agreement provide that assignments and transfers of Units are only recognized on the Partnership's books as of the last business day of a calendar quarter. Since the last business day of the current calendar quarter is March 31, 2004, the Purchaser expects that payment for accepted Units will be delayed until at least the first week of April, 2004. See "Section 2. Acceptance for Payment and Payment for Units" and "Section 13. Certain Conditions of the Offer" of the Offer to Purchase. THE PURCHASER WILL NOT PAY INTEREST ON THE PURCHASE PRICE FOR UNITS, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In all cases, the Purchaser will pay for Units tendered and accepted for payment pursuant to the Offer only after the Expiration Date and timely receipt by the Purchaser of a properly completed and duly executed Agreement of Sale.

     If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which the Offer must remain open following any material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time on such day. Any extension of the period during which the Offer is open will be followed as promptly as practicable by public announcement thereof, not later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Units previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering Unitholder to withdraw such Unitholder's Units.

     Tenders of Units made pursuant to the Offer are irrevocable, except that such Units tendered pursuant to the Offer may be withdrawn at any time by written notice to the Purchaser on or prior to the Expiration Date (including any extensions thereof) and, if and to the extent tendered Units have not been accepted for payment by March 8, 2004 (the 60th day from the date of this Offer), at any time thereafter. For a withdrawal of Units to be effective, a written notice of withdrawal must be timely received by the Purchaser (that is, a valid notice of withdrawal must be received on or before February 9, 2004, or such other date to which this offer may be extended) at its address set forth on the last page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must expressly indicate that the withdrawal relates to this Offer and not to any other offer, with the signature of such person Medallion guaranteed in the same manner as the signature in the Agreement of Sale, the number of Units to be withdrawn, and (if the Agreement of Sale has been delivered) the name of the Unitholder as set forth in the Agreement of Sale.

     Tender offer materials will be mailed to Unitholders of record and will be furnished to brokers, banks and similar persons whose name appears or whose nominee appears on the list of Unitholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of such securities.

     The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND THE RELATED AGREEMENT OF SALE CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Agreement of Sale and other Offer materials may be directed to the Purchaser at its address and telephone number listed below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons for soliciting tenders of Units pursuant to the Offer.

     Kalmia Investors, LLC
     601 Carlson Parkway, Suite 200
     Minnetonka, MN 55305
     (800) 547-0854